LEFT RIGHT MARKETING TECHNOLOGY, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A PREFERRED STOCK

        The undersigned, Richard M. "Mick" Hall and Heather Hall, do hereby certify that:

  They are the President and Secretary, respectively, of Left Right Marketing Technology, Inc., a Delaware corporation (the "Company").

  The Company is authorized to issue 25,000,000 shares of preferred stock.

  The following resolutions were duly adopted by the Board of Directors:

        WHEREAS, the Certificate of Incorporation of the Company provides for a class of its authorized stock known as preferred stock, comprised of 25,000,000 shares, $0.001 par value, issuable from time to time in one or more series;

        WHEREAS, the Board of Directors of the Company is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

        WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 1,000,000 shares of the 25,000,000 shares of preferred stock which the corporation has the authority to issue, as follows:

        NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

The rights, preferences, restrictions and other matters relating to the Series A Preferred Stock are as follows:

1. DESIGNATION. The Preferred Stock is designated as the Company's Series A Preferred Stock (the "Preferred Stock").

2. Dividend Provisions. The holders of the Preferred Stock will not be entitled to any dividends on the Preferred Stock.

3. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, subject to the rights of series of preferred stock that may from time to time come into existence, the holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $0.30 for each outstanding share of Preferred Stock (the "Original Series A Issue Price") and (ii) an amount equal to 6% of the Original Series A Issue Price for each 12 months that has passed since the date of issuance of any Preferred Stock (such amount (of declared but unpaid dividends) being referred to herein as the "Premium"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of preferred stock that may from time to time come into existence, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b) Upon the completion of the distribution required by subparagraph (a) of this Section 3 and any other distribution that may be required with respect to any series of preferred stock that may from time to time come into existence, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Preferred Stock).

(c) (i) For purposes of this Section 3, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include, (A) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Company); or (B) a sale of all or substantially all of the assets of the Company; unless the Company's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

(ii) In any of such events, if the consideration received by the Company is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability (covered by (B) below):

(1) If traded on a securities exchange or through NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

(2) If actively traded (actively traded shall be defined as at least 100,000 shares per week) over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

(iii) In the event the requirements of this subsection 3(c) are not complied with, the Company shall forthwith either:

(A) cause such closing to be postponed until such time as the requirements of this Section 3 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 3(c)(iv) hereof.

(iv) The Company shall give each holder of record of Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the stockholders' meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

4. CONVERSION. The holder of the Preferred Stock shall have conversion rights based upon certain revenue milestones achieved by Crazy Grazer, LLC., a Nevada limited liability company and wholly owned subsidiary of the Company ("CG"), as follows (the "Conversion Rights"):

(a) Conversion Ratio. Each share of Preferred Stock shall convert into fifteen (15) shares of the Company's common stock, $0.001 par value per share.

(b) Minimum Conversion. Holder shall be entitled to convert a minimum of fifty percent (50%) of the Preferred Stock regardless of the achievement of the milestones stated below. Such minimum conversion shall commence on January 1, 2006 and continue every year thereafter for a period of five (5) years (10% year one, 10% year two, etc.).

(c) Conversion Milestones:

(i) Milestone Year 1. Twenty percent (20%) (which includes the minimum conversion of 10%) of the shares of Preferred Stock shall be automatically convertible by the Holder on January 1, 2006 if CG obtains $46,050,000 in gross revenues by December 31, 2005.

(ii) Milestone Year 2. Twenty percent (20%) (which includes the minimum conversion of 10%) of the shares of Preferred Stock shall be automatically convertible by the Holder on January 1, 2007 if CG's gross revenues, for the year ended December 31, 2006, increase a minimum of 106% over fiscal 2005's gross revenues.

(iii) Milestone Year 3. Twenty percent (20%) (which includes the minimum conversion of 10%) of the shares of Preferred Stock shall be automatically convertible by the Holder on January 1, 2008 if CG's gross revenues, for the year ended December 31, 2007, increase a minimum of 375% over fiscal 2006's gross revenues.

(iv) Milestone Year 4. Twenty percent (20%) (which includes the minimum conversion of 10%) of the shares of Preferred Stock shall be automatically convertible by the Holder on January 1, 2009 if CG's gross revenues, for the year ended December 31, 2008, increase a minimum of 83% over fiscal 2007's gross revenues.

(v) Milestone Year 5. Twenty percent (20%) (which includes the minimum conversion of 10%) of the shares of Preferred Stock shall be automatically convertible by the Holder on January 1, 2010 if CG's gross revenues, for the year ended December 31, 2009, meet or exceed fiscal 2008's gross revenues.

(d) Board Discretion Over Conversion. The Company's board of directors shall have the right to accelerate the conversion amounts stated in Section 5(c) above in their sole discretion. Further, the board of directors shall evaluate each milestone's stated percentage increase in revenues based upon current market conditions on the date of each conversion and may, in their sole discretion, downwardly alter the percentage increase in revenues necessary to cause full conversion.

(e) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Stock, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(f) No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(g) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Company's Certificate of Incorporation.

(h) Holder's Employment with the Company. The Company intends on entering into a formal employment agreement with the Holder, which shall have certain provisions that may cause the conversion of the Preferred Stock to accelerate based upon the termination of Holder's employment with the Company with or without cause. Further, the conversion of the Preferred Stock may be made through Holder's heirs based upon death or disability.

(i) Status of Unconverted Preferred Stock. Any shares of Preferred Stock remaining unconverted based upon the milestones specified above (i.e.-Only the minimum 10% is converted due to failing to achieve a milestone, which will leave 10% as unconverted), shall be redeemed by the Company in accordance with Section 5 below.

5. Redemption. If CG fails to achieve the milestones set forth in Section 4(c) above, the Company shall redeem the unconverted shares of Preferred Stock, which would have been subject to conversion by paying in cash in exchange for the shares of Preferred Stock to be redeemed a sum equal to $0.60 per share of Series A Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Redemption Price").

6. Voting Rights. The holder of each share of Preferred Stock shall not have any voting rights.

7. Protective Provisions. So long as any shares of Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of Preferred Stock which is entitled, other than solely by law, to vote with respect to the matter, and which Preferred Stock represents at least a majority of the voting power of the then outstanding shares of such Preferred Stock:

(a) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of;

(b) alter or change the rights, preferences or privileges of the shares of Preferred Stock so as to affect adversely the shares;

(c) increase or decrease (other than by redemption or conversion) the total number of authorized shares of preferred stock;

(d) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security (i) having a preference over, or being on a parity with, the Preferred Stock with respect to dividends or upon liquidation, or (ii) having rights similar to any of the rights of the Preferred Stock; or

(e) amend the Company's Certificate of Incorporation or bylaws.

8. Effect of Stock Split, etc. If the Company, by stock split, stock dividend, reverse split, reclassification of shares, or otherwise, changes as a whole the outstanding Common Stock into a different number or class of shares, then: (1) the number and/or class of shares as so changed shall, for the purposes of the Preferred Stock, replace the shares outstanding immediately prior to the change; and (2) the conversion and redemption prices in effect, and the number of shares the Preferred Stock will convert into, immediately prior to the date upon which the change becomes effective, shall be proportionately adjusted (the price to the nearest cent).

9. Subdivision or Combination of Common Shares. In case the Company shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding Common Shares into a greater number of shares, without making a corresponding subdivision of the outstanding shares of Preferred Stock, then the number of common shares issuable upon conversion in effect immediately prior to such subdivision shall be proportionately reduced. Conversely, in case the outstanding Common Shares shall be combined into a smaller number of shares without a corresponding adjustment to the number of outstanding shares of Preferred Stock, then the number of common shares issuable upon conversion in effect immediately prior to such combination shall be proportionately increased.

10. Other Distributions. If the Company shall declare a distribution payable in securities of other persons (including, but not limited to, spin-offs of a business whereby, for example, an asset of the Company is contributed to a subsidiary which is spun-off to the Company's stockholders), evidences of indebtedness issued by this Company or other persons, assets (excluding cash dividends) or options or rights not referred to herein, then, in each such case for the purpose of this Section, the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Common Shares into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Shares entitled to receive such distribution.

        RESOLVED, FURTHER, that the Chairman, the chief executive officer, president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

        IN WITNESS WHEREOF, the undersigned have executed this Certificate this 23rd day of April, 2004.

/S/Richard M. "Mick" Hall, President                                            /S/Heather Hall

Richard M. "Mick" Hall, President                                                 Heather Hall, Secretary